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PRESS RELEASE

FOR IMMEDIATE RELEASE

                                   CONTACT:
                                   H. Carol Bernstein
                                   Vice President, Secretary and General Counsel Cabot Microelectronics Corporation
                                   630/375-5461


          CABOT MICROELECTRONICS ANNOUNCES PATENT LITIGATION SETTLEMENT

AURORA, Illinois - February 28, 2002 - Cabot Microelectronics Corporation (Nasdaq: CCMP) announced today the settlement of all pending patent infringement litigation involving Cabot Microelectronics and Rodel, Inc. The litigation related to certain aspects of Cabot Microelectronics' business and had been controlled by Cabot Microelectronics, but had been between Rodel and Cabot Microelectronics' former parent, Cabot Corporation. None of the parties involved in the litigation admits liability in the settlement. Although the terms of the settlement agreement are confidential, the parties are able to announce that Cabot Microelectronics will make a one-time payment to Rodel of one million dollars ($1,000,000), which will be recorded as expense in the second fiscal quarter of this year, and will receive from Rodel a fully paid-up, worldwide license in all patents that were the subject of the litigation and their foreign equivalents.

"We are pleased to have settled this costly and distracting matter," stated Dr. Matthew Neville, Cabot Microelectronics' Chairman, President and CEO. "With these matters now behind us, we will be better able to focus on our customers' interests in the further development and advancement of chemical mechanical planarization technologies," concluded Neville.

ABOUT CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics, headquartered in Aurora, Illinois, USA, is the world leader in the development and supply of high-performance polishing slurries used for chemical mechanical planarization (CMP), a process that enables the manufacture of the most advanced integrated circuit (IC) devices and hard disk drive components. The Company

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CABOT MICROELECTRONICS ANNOUNCES PATENT LITIGATION SETTLEMENT........PAGE 2 OF 2


reported fiscal 2001 revenues of $227.2 million. For more information please visit the Cabot Microelectronics web site at www.cabotcmp.com or call 1-630-499-2600.

SAFE HARBOR STATEMENT
The statements contained in this news release may contain "forward-looking statements." Actual results may differ materially from those anticipated in such forward-looking statements. All of these statements are expressly qualified in their entirety by the risk factors and other cautionary statements included in Cabot Microelectronics' filings with the Securities and Exchange Commission. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.




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